Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 10, 2014

Registration Statement No. 333-198039

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET ANNOUNCES LAUNCH OF PUBLIC OFFERING BY SELLING STOCKHOLDERS

PHOENIX, Ariz. – (Globe Newswire) – November 10, 2014 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq: SFM) today announced the launch of a public offering of 15,000,000 shares of its common stock held by affiliates of Apollo Global Management, LLC (“Apollo”). The affiliates of Apollo will be the only selling stockholders. The underwriter will have the option to purchase up to an additional 2,250,000 shares of common stock from the selling stockholders. The Company will not issue shares in the offering and will not receive any proceeds from the sale of the shares by Apollo in this offering.

UBS Securities LLC is acting as the sole underwriter for the offering, and proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, when available, and the accompanying prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, when available, and the accompanying prospectus if you request it by contacting UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone: 888-827-7275.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Sprouts Farmers Market

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. The Company offers a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, the Company employs more than 17,000 team members and operates more than 190 stores in ten states.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, the expected size and timing of the offering. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, factors set forth from time to time in the Company’s SEC filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.